Form N-SAR, Sub-Item 77q1(e)
Any new or amended investment advisory contracts

Nuveen Global Income Opportunities Fund
f/k/a Nuveen Global Government Enhanced Income Fund

811-21893


We hereby incorporate by reference a new
Investment Advisory agreement, and a new Sub-
Advisory Agreement a form of which was filed as
 Appendix F and Appendix I, respectively, under
Conformed Submission Type N-14 8C, accession number 0001193125-14-338135, on September 10,
2014.